UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 14, 2015

Energizer Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Missouri (State or other jurisdiction of incorporation)	1-15401 (Commission File Number)	43-1863181 (IRS Employer Identification Number)
533 Maryville University Drive St. Louis, Missouri 63141 (Address of principal executive offices)

Registrant’s telephone number, including area code: (314) 985-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On May 14, 2015, Energizer Holdings, Inc. (“Energizer” or “we”) entered into Amendment No. 2 (the “Amendment”) to its Amended and Restated Revolving Credit Agreement, dated as of May 6, 2011, by and among Energizer, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the various lenders who are a party thereto (the “Agreement”).
As previously reported, Energizer intends to separate its household products and personal care divisions (the “Spin-Off”). The Amendment will facilitate the Spin-Off by, among other things, enabling Energizer to undertake the internal restructuring required to effectuate the Spin-Off and to obtain certain debt financing in anticipation of the Spin-Off.
Some of the lenders under the Agreement and/or their affiliates have or may have had various relationships with Energizer and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking, letters of credit, for which the lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1 Amendment No. 2, dated May 14, 2015, to Amended and Restated Revolving Credit Agreement, dated as of May 6, 2011, by and among Energizer Holdings, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the various lenders who are a party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:  /s/ Daniel J. Sescleifer
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: May 15, 2015

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1
Amendment No. 2, dated May 14, 2015, to Amended and Restated Revolving Credit Agreement, dated as of May 6, 2011, by and among Energizer Holdings, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the various lenders who are a party thereto

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